INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in The McClatchy Company's (formerly McClatchy Newspapers, Inc.) Registration Statements No. 33-21704, No. 33-24096, No. 33-37300, No. 33-65104, No. 33-56717, No. 333-42903, and No.
333-59811 on Form S-8 and No. 333-47909 on Form S-3 of our report dated February 2, 1999 (which expresses an unqualified opinion and includes an explanatory paragraph relating to an accounting change), appearing in this Annual Report on Form 10-K of The McClatchy Company for the year ended December 27, 1998.


/s/ Deloitte & Touche LLP

Sacramento, California
March 25, 1999